UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STRYVE FOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

The 2022 Annual Meeting of Stockholders of Stryve Foods, Inc. (the “Annual Meeting”) will be held virtually on Friday, June 24, 2022 at 10:00 AM, Central Time. Due to the continued public health impact of the COVID-19 pandemic and to support the health and well-being of our stockholders and other stakeholders, we have decided that the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted solely online via live webcast. You will be able to participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting. You must register to attend the Annual Meeting online and/or participate at www.proxydocs.com/SNAX. There is no physical location for the Annual Meeting. At the meeting, the holders of outstanding common stock will act on the following matters:

(1)

The election of Kevin Vivian, Robert Ramsey and Charles Vogt, the three nominees named in the attached proxy statement, as Class I Directors to serve terms expiring at the annual meeting of stockholders to be held in 2025 and, in each instance, until their successors have been elected and qualified;

(2)	The ratification of the appointment of Marcum LLP as our independent registered certified public accounting firm for fiscal year 2022; and

(3)	The transaction of any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 25, 2022 are entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof.

We hope you will be able to attend the meeting virtually, but in any event, we would appreciate your submitting your proxy as promptly as possible. You may vote by telephone or the internet as instructed in the accompanying proxy. If you received a copy of the proxy card by mail, you may also submit your vote by mail. We encourage you to vote by telephone or the internet. These methods are convenient and save the Company significant postage and processing charges.

By Order of the Board of Directors,

/s/ Ted Casey
Ted Casey Chairman of the Board

Dated: May 2, 2022

STRYVE FOODS, INC.

5801 Tennyson Parkway, Suite 275

Plano, TX 75024

2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 24, 2022

PROXY STATEMENT

The Board of Directors (the “Board”) of Stryve Foods, Inc. (the “Company,” “we,” “us,” “our,” and “ours”) is soliciting proxies from its stockholders to be used at the 2022 Annual Meeting of Stockholders to be held virtually on June 24, 2022 at 10:00 AM, Central Time. Due to the continued public health impact of the COVID-19 pandemic and to support the health and well-being of our stockholders and other stakeholders, we have decided that the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted solely online via live webcast. You will be able to participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting. You must register to attend the Annual Meeting online and/or participate at www.proxydocs.com/SNAX. There is no physical location for the Annual Meeting. This proxy statement contains information related to the Annual Meeting.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board is soliciting proxies for the Annual Meeting. You are receiving a proxy statement because you owned shares of our common stock on April 25, 2022 and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting virtually. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

This proxy statement includes information related to the proposals to be voted on at the Annual Meeting, the voting process, our Board, the compensation of directors and executive officers and other information that the Securities and Exchange Commission requires us to provide annually to our stockholders.

Who is entitled to vote at the meeting?

Holders of shares of our Class A and Class V common stock vote together as a single class on all matters submitted to stockholders. Holders of Class A and Class V common stock as of the close of business on the record date, April 25, 2022, will receive notice of, and be eligible to vote at, the Annual Meeting and at any adjournment or postponement thereof. At the close of business on the record date, we had outstanding and entitled to vote 12,846,335 shares of Class A common stock and 11,502,355 shares of Class V common stock, for a total of 24,348,690 shares of common stock as of the record date.

How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Who can attend the meeting virtually?

Due to the continued public health impact of the COVID-19 pandemic and to support the health and well-being of our stockholders and other stakeholders, we have decided that the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted solely online via live webcast. You will be able to participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting. You must register to attend the Annual Meeting online and/or participate at www.proxydocs.com/SNAX. There is no physical location for the Annual Meeting.

What constitutes a quorum?

The presence at the meeting, virtually or by proxy, of the holders of a majority of all the outstanding shares of common stock representing a majority of the voting power of all outstanding shares constitutes a quorum, permitting the conduct of business at the meeting. Proxies received but marked as abstentions or broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum.

How do I vote if I am a stockholder of record?

If you are a stockholder of record (that is, you own your shares in your own name with our transfer agent and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you can vote via a virtual meeting or by proxy. Due to the continued public health impact of the COVID-19 pandemic and to support the health and well-being of our stockholders and other stakeholders, we have decided that the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted solely online via live webcast. You will be able to participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting. You must register to attend the Annual Meeting online and/or participate at www.proxydocs.com/SNAX. There is no physical location for the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting virtually so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting virtually, you may vote at the meeting and your proxy will not be counted. Our Board has designated R. Alex Hawkins and Carolyn Short, and each or any of them or their designees, as proxies to vote the shares of common stock solicited on its behalf. You can vote by proxy by any of the following methods.

Voting by Telephone or Internet. If you are a stockholder of record, you may vote by proxy by telephone or internet. Proxies submitted by telephone or through the internet must be received by 11:59 p.m. EDT on June 23, 2022. Please see the proxy card for instructions on how to vote by telephone or internet.

Voting by Proxy Card. Each stockholder electing to receive stockholder materials by mail may vote by proxy using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

How do I vote if I hold my shares in “street name”?

If you hold your shares in “street name,” we have supplied copies of our proxy materials for the Annual Meeting to the broker, trust, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. You must either direct the broker, trust, bank or other nominee as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. Please refer to the voter instruction cards used by your broker, trust, bank or other nominee for specific instructions on methods of voting, including by telephone or using the internet. You must register to attend the Annual Meeting online and/or participate at www.proxydocs.com/SNAX.

Can I change my vote?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the Secretary of the Company or mailing a proxy bearing a later date, submitting your proxy again by telephone or over the internet or by attending the Annual Meeting virtually and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, trust, bank or other nominee or, if you have obtained a legal proxy from your broker, trust, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How is the Company soliciting this proxy?

We are soliciting this proxy on behalf of our Board and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

What vote is required to approve each item?

Directors are elected by plurality vote and there is no cumulative voting. Accordingly, the director nominees receiving the highest vote totals of the eligible shares of our common stock that are present, virtually or by proxy, and entitled to vote at the meeting will be elected as our directors. The ratification of the appointment of Marcum LLP requires a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

How are votes counted?

With regard to the election of directors, you may vote “FOR” or “WITHHOLD,” and votes that are withheld will be excluded entirely from the vote and will have no effect. For the ratification of the appointment of Marcum LLP, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting and, therefore, will have the effect of a vote against each of the proposals other than the director elector proposal. For the director election proposal, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

If you hold your shares in “street name,” we have supplied copies of our proxy materials for our Annual Meeting to the broker, trust, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, trust, bank or other nominee that has not received voting instructions from you may not vote on any proposal other than the appointment of Marcum LLP. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval of any of the proposals and will have no effect on the outcome of any of the proposals. Your broker, bank or other nominee is permitted to vote your shares on the appointment of Marcum LLP as our independent auditor without receiving voting instructions from you.

Other than the items in the proxy statement, what other items of business will be addressed at the Annual Meeting?

The Board and management do not intend to present any matters at this time at the Annual Meeting other than those outlined in the notice of the Annual Meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting and release the final results in a Form 8-K within four business days following the Annual Meeting.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of the Company as of April 25, 2022 by:

•	each person known to be the beneficial owner of more than 5% of the shares of the Company’s Class A Common Stock;

•	each of the Company’s named executive officers and directors; and

•	all current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The information below is based on an aggregate of 12,846,335 shares of Class A Common Stock and 11,502,355 shares of Class V Common Stock issued and outstanding as of April 25, 2022.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

Name and Address of Beneficial Owner(1)	Shares of Class A Common Stock		% of Class A Common Stock	Holdings Class B/V Units(2)		% of Total Voting Power(3)
Directors and Named Executive Officers:
Joe Oblas	57,500	(5)	*	601,841		2.7%
R. Alex Hawkins	28,500	(5)(6)	*	121,718		*
Ted Casey	306,982	(5)(7)	2.4%	1,491,314		7.4%
Kevin Vivian	6,250	(5)	*	87,181		*
B. Luke Weil	951,603	(5)(8)	7.4%	-		3.9%
Mauricio Orellana	97,403	(5)(9)	*	-		*
Robert “Bo” D. Ramsey III	6,375	(5)	*	-		*
Gregory S. Christenson	18,253	(5)(10)	*	-		*
Charles D. Vogt	4,631	(5)	*	-		*
All Directors and Executive Officers as a Group (nine persons):	1,477,497		11.5%	2,302,054		15.5%

Greater than Five Percent Holders:
Stryve Foods Holdings, LLC(4)	-		-	11,502,355		47.2%
Meaningful Protein, LLC	-		-	1,563,400	(11)	6.4%
Armistice Capital Master Fund Ltd.	1,283,348	(12)	9.9%	-		5.3%
Pura Vida Investments, LLC and certain of its affiliates	1,283,348	(13)	9.9%	-		5.3%

*	less than one percent.
(1)

Unless otherwise noted, the principal business address of all the individuals listed under “Directors and Named Executive Officers” in the table above and Stryve Foods Holdings, LLC is c/o 5801 Tennyson Pkwy, Suite 275, Plano, TX 75024.

(2)

Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held by them. Stryve Foods Holdings, LLC (“Seller”) owns Andina Holdings LLC (“Holdings”) Class B Units and shares of Class V Common Stock. Subject to the terms of the Exchange Agreement, a set of one Holdings Class B Unit and one share of Class V Common Stock is exchangeable for one share of Class A Common Stock after the expiration of the lock-up period set forth in the Lock-Up Agreement applicable to such securities. All shares of Class V Common Stock are owned directly by Stryve Foods Holdings, LLC. Unless and until Stryve Foods Holdings, LLC is liquidated, the persons does not directly own shares of Class V Common Stock

(3)	Represents percentage of voting power of the holders of Class A Common Stock and Class V Common Stock of the Company voting together as a single class.

(4)

Stryve Foods Holdings, LLC owns Class B Units and shares of Class V Common Stock. Subject to the terms of the Exchange Agreement, a set of one Holdings Class B Unit and one share of Class V Common Stock is exchangeable for one share of Class A Common Stock after the expiration of the lock-up period set forth in the Lock-Up Agreement applicable to such securities.

(5)	Ownership of Class A Common Stock excludes the following shares of restricted Class A Common Stock awarded under the Stryve Foods, Inc. 2021 Omnibus Incentive Plan (the “Incentive Plan”):

Name	Excludes

Joe Oblas	162,500 shares subject to vesting.
R. Alex Hawkins	125,000 shares subject to vesting.
Ted Casey	12,375 shares subject to vesting.
Kevin Vivian	5,750 shares subject to vesting.
B. Luke Weil	5,750 shares subject to vesting.
Mauricio Orellana	4,125 shares subject to vesting.
Robert “Bo” D. Ramsey III	6,375 shares subject to vesting.
Gregory S. Christenson	5,750 shares subject to vesting.
Charles D. Vogt	5,750 shares subject to vesting.

(6)	Includes 1,000 Warrants to purchase shares of Class A Common Stock.
(7)

Includes 168,306 shares of Class A Common Stock held by various family trusts. Thomas Farrell Casey is the trustee and control person of, with voting and dispositive power over the securities held by, such trusts. Ted Casey disclaims beneficial ownership of the shares of Class A Common Stock owned by the trusts except to the extent of his pecuniary interest therein.

(8)

Includes 72,955 Warrants to purchase shares of Class A Common Stock. In addition, includes 75,000 shares of Class A Common Stock owned by Andina Equity LLC of which Mr. Weil is the managing member and 237,500 shares of Class A Common Stock owned by LWEH3 LLC which Mr. Weil controls. B. Luke Weil disclaims beneficial ownership of the securities held by Andina Equity LLC and LWEH3 LLC except to the extent of his pecuniary interest therein.

(9)	Includes 4,999 Warrants to purchase shares of Class A Common Stock.
(10)	Includes 15,000 held indirectly through trusts.
(11)

Information obtained from Schedule 13G filed on July 30, 2021. Consists of 1,563,400 shares of Class V Common Stock and 1,563,400 Class B Units. Subject to the terms of an Exchange Agreement, a set of one Class B Unit and one share of Class V Common Stock is exchangeable for one share of Class A Common Stock of Stryve Foods, Inc. after the expiration of a lock-up period applicable to such securities. The shares of Class V Common Stock and Class B units are indirectly beneficially owned by Meaningful Protein, LLC (1,467,142 shares) and Jacob Capps (96,258 shares) as members of Stryve Foods Holdings, LLC. Unless and until Stryve Foods Holdings, LLC is liquidated, such securities are not directly owned. Meaningful Partners SPV Investments LLC is the manager of Meaningful Protein, LLC, and Jacob Capps is the manager of Meaningful Partners SPV Investments LLC, and could be deemed to share such indirect beneficial ownership with Meaningful Protein, LLC and Meaningful Partners SPV Investments LLC. The business address is 2041 Rosecrans Ave, Suite 359, El Segundo, CA 90245.

(12)

Information obtained from Armistice Capital Master Fund Ltd, which beneficially owns shares of Class A Common Stock, 6,114,681 pre-funded warrants to obtain shares of Class A Common Stock and 7,941,176 warrants to purchase shares of Class A Common Stock at an exercise price of $3.60 per share. The warrants and pre-funded warrants may not be exercised by the holder to the extent that the holder, together with its affiliates that report together as a group under the beneficial ownership rules, would beneficially own, after such exercise more than 9.99% of our issued and outstanding Class A Common Stock. Steven Boyd has voting and dispositive power with respect to the Class A Common Stock, pre-funded warrants, and warrants owned by Armistice Capital Master Fund Ltd. The business address is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(13)

Information obtained from Schedule 13G filed on February 14, 2022. Securities are held by Pura Vida Master Fund, Ltd. (the “Pura Vida Master Fund”), and certain separately managed accounts (the “Accounts”). Pura Vida Investments, LLC (“PVI”) serves as the investment manager to the Pura Vida Master Fund and the Accounts. Efrem Kamen serves as the managing member of PVI. By virtue of these relationships, the reporting persons may be deemed to have shared voting and dispositive power with respect to the shares. The Pura Vida Master Fund and the Accounts collectively own 437,551 shares of Class A common stock (as of the date of the Schedule 13G filed on February 14, 2022), 1,579,681 pre-funded warrants to obtain shares of Class A Common Stock and 1,470,649 warrants to purchase shares of Class A Common Stock at an exercise price of $3.60 per share. The pre-funded warrants and warrants may not be exercised by a holder to the extent that the holder, together with its affiliates that report together as a group under the beneficial ownership rules, would beneficially own, after such exercise more than 9.99% of our issued and outstanding Class A Common Stock.

This report shall not be deemed an admission that PVI and/or Efrem Kamen are beneficial owners of the securities for purposes of Section 13 of the Securities Exchange Act of 1934, as amended, or for any other purpose. Each of PVI and Efrem Kamen disclaims beneficial ownership of the securities reported herein except to the extent of each PVI’s and Efrem Kamen’s pecuniary interest therein. PVI’s business address is 888 Seventh Avenue, New York, New York 10106.

Based on information provided to us by the Accounts, each of the Accounts may be deemed to be an affiliate of a broker-dealer. Based on such information, the Accounts acquired the Class A Common Stock, pre-funded warrants, and warrants in the ordinary course of business, and at the time of the acquisition the Accounts did not have any agreements or understandings with any person to distribute such Class A Common Stock, pre-funded warrants, and warrants.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

We maintain a staggered Board divided into three classes. Each director generally serves for a term ending on the date of the third annual stockholders’ meeting following the annual stockholders’ meeting at which such director’s class was most recently elected and until his or her successor is duly elected and qualified. The number of authorized directors as of the date of this proxy statement is eight.

Currently, there are three directors in Class I (Kevin Vivian, Robert Ramsey and Charles Vogt), three directors in Class II (B. Luke Weil, Mauricio Orellana and Gregory S. Christenson) and two directors in Class III (Joe Oblas and Ted Casey). At the Annual Meeting, the term of our Class I directors, Kevin Vivian, Robert Ramsey and Charles Vogt, will expire. At the Annual Meeting, our stockholders will vote to elect Kevin Vivian, Robert Ramsey and Charles Vogt as Class I directors to serve until our 2025 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Information about each of our directors and director nominees is set forth below. Each director nominee is currently serving as a director.

The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the Board’s nominees with respect to all proxies we receive unless instructions to the contrary are provided. If any nominee becomes unavailable for any reason, the votes will be cast for a substitute nominee designated by our Board. Our directors have no reason to believe that any of the nominees named below will be unable to serve if elected.

The following sets forth certain information, as of April 15, 2022, about each of the Board’s nominees for election at the Annual Meeting and each of our directors whose term will continue after our Annual Meeting.

Nominees for Election at the Annual Meeting

Class I Directors — Terms Expiring 2022 (2025 if re-elected)

Kevin Vivian (Age 63). Since the consummation of the business combination (the “Business Combination”) between Andina Acquisition Corp. III (“Andina”) and Stryve Foods, LLC (“Stryve”), Kevin Vivian has served as a member of the Company’s Board. Mr. Vivian served as a manager of Stryve from April 2018 until the Business Combination. Prior to such time, Mr. Vivian worked for 32 years for Pepsi Co., retiring in May 2018 after serving as its Senior Vice President of National Sales since January 2012 and the Division Vice President for Frito Lay from January 2002 through January 2012. Mr. Vivian has a BBA from Western Michigan. We believe Mr. Vivian is qualified to serve on the Company’s Board due to his years of experience as an executive in the consumer snacking industry.

Robert “Bo” D. Ramsey III (Age 41). Since the consummation of the Business Combination, Mr. Ramsey has served as a member of the Company’s Board. Mr. Ramsey served as a manager of Stryve from April 2019 until the Business Combination. Mr. Ramsey has served as the Chief Investment Officer for Oxford Financial Group, Ltd. since February 2021 and as a director since January 1, 2022. Prior to joining Oxford, he served as Co-Chief Investment Officer at Pendyne Capital, LLC from February 2020 through February 2021, where he managed alternative investment portfolios, after having worked there since October 2017. Prior to his time at Pendyne Capital, Mr. Ramsey was Deputy Chief Investment Officer at Indiana Public Retirement System from July 2016 through October 2017 after having worked there since April 2012. Mr. Ramsey received his Bachelor of Science and his MBA from Indiana University Kelley School of Business. He received his J.D. from Indiana University McKinney School of Law, where he graduated cum laude. He is a Chartered Financial Analyst and a Chartered Alternative Investment Analyst. Mr. Ramsey is a Board Member and Investment Committee Member of the Indianapolis Symphony Orchestra Foundation, an Advisory Board Member of Pacenote Capital, LLC and a Board Member of Top Echelon Software, Polywood, LLC, Innovative Displayworks, Inc., and Tile Redi, LLC. We believe Mr. Ramsey is qualified to serve on the Company’s Board due to his extensive experience as an investment manager.

Charles D. Vogt (Age 58) has served as a member of the Board since October 2021. Mr. Vogt is the President, Chief Executive Officer and a member of the Board of Directors of DZS INC. (and certain wholly owned subsidiaries, collectively known as “DZS”) and has served there since August 2020. Prior to joining DZS, Mr. Vogt was the President, Chief Executive Officer and a member of the Board of Directors of ATX Holdings, LLC (and certain wholly owned subsidiaries, collectively known as “ATX Networks”), a leader in broadband access and media distribution, where he led the Company through extensive transformation and growth since February 2018 and continued as a member of the Board of Directors of ATX

Networks until August 2021. From July 2013 to January 2018, Mr. Vogt served as President, Chief Executive Officer and a member of the Board of Directors of Imagine Communications, where he directed the Company through revolutionary change as it evolved its core technology, including large-scale restructuring and rebranding and multiple technology acquisitions as he implemented a disruptive vision and growth strategy. Before joining Imagine Communications, Mr. Vogt was President, Chief Executive Officer and a member of the Board of Directors of GENBAND (and its wholly owned subsidiaries, today known as Ribbon Communications), where he transformed the Company from a startup to the industry’s global leader in voice over IP and real-time IP communications solutions. His professional career has also included leadership roles at Taqua (Tekelec), Lucent Technology (Nokia), Ascend Communications (Lucent), ADTRAN, Motorola and IBM. Mr. Vogt received his B.S. in Economics and Computer Science from Saint Louis University. We believe Mr. Vogt is qualified to serve on the Company’s Board due to his extensive experience as a CEO of both public and private companies.

RECOMMENDATION OF THE BOARD:

The Board of Directors recommends a vote FOR each of the above director nominees.

Directors Continuing in Office

Class II Directors — Terms Expiring 2023

Mauricio Orellana (Age 57) has served as a member of the Board since November 2018 and previously served as Andina’s Chief Operating Officer from September 2016 until the consummation of the Business Combination. Since 2013, Mr. Orellana has served as a financial consultant to companies in Latin America in the media, infrastructure and services sectors. From August 2015 to March 2018, Mr. Orellana served as Chief Financial Officer and a member of the board of directors of Andina Acquisition Corp. II (“Andina II”). From 2005 to 2013, Mr. Orellana was a Managing Director at Stephens Inc., a private investment banking firm. From 2000 to 2005, Mr. Orellana was a Vice President and Managing Director at Cori Capital Partners, L.P., a financial services firm. Prior to this, he served as Investment Officer for Emerging Markets Partnership and Inter-American Investment Corporation, each private investment firms. Mr. Orellana received a degree in electrical engineering from the Universidad Central de Venezuela and an M.B.A. from the Instituto de Education Superior de Administracion. We believe that Mr. Orellana is well-qualified to serve as a member of the Board due to his contacts and prior experience with Andina II.

B. Luke Weil (Age 42) served as Andina’s Executive Chairman from July 2020 until the consummation of the Business Combination and has continued to serve as a member of the Board after the consummation of the Business Combination. In October 2014, he founded the Long Island Marine Purification Initiative, a non-profit foundation established to improve the water quality on Long Island, New York, and has served as its Chairman since such time. In November 2012, he also co-founded Rios Nete, a medical clinic in the upper Amazon region of Peru. Mr. Weil served as Chief Executive Officer of Andina II from its inception in July 2015 until August 2015, served as a member of its Board of Directors from its inception until its business combination with Lazy Days’ R.V. Center, Inc. (including as Non-Executive Chairman of the Board from February 2016 until the business combination) and has served as a director of the newly formed public company, Lazydays Holdings, Inc., since the business combination. From 2008 to 2013, Mr. Weil was Vice President, International Business Development — Latin America for Scientific Games Corporation, a supplier of technology-based products, systems and services to gaming markets worldwide. From January 2013 until its merger in December 2013, Mr. Weil served as Chief Executive Officer of Andina Acquisition Corp. I (“Andina I”) and previously served as a member of its board from September 2011 until March 2012. From January 2004 to January 2006, Mr. Weil served as an associate of Business Strategies & Insight, a public affairs and business consulting firm. From June 2002 to December 2004, Mr. Weil served as an analyst at Bear Stearns. Mr. Weil received a B.A. from Brown University and an M.B.A. from Columbia Business School. We believe that Mr. Weil is well-qualified to serve as a member of the Board due to his contacts and prior experience with Andina I and Andina II.

Gregory S. Christenson (Age 54) has served as a member of the Board since October 2021. Mr. Christenson is the Chief Financial Officer of Champion Petfoods and has served there since July 2019, where he leads finance, accounting, tax, legal, treasury, and strategy as well as corporate development. He joined Champion Petfoods from Amplify Snack Brands, Inc. (which was purchased by Hershey in 2018). At Amplify, Mr. Christenson served as the Chief Financial Officer and Executive Vice President, with responsibility for all public company financial and accounting aspects. Prior to his time at Amplify, he served as Chief Financial Officer of The WhiteWave Foods Company (which was purchased by Danone in 2017), as well as the Chief Financial Officer, America Foods and Beverages and Senior Vice President of WhiteWave. While at WhiteWave, he was integral in driving sustained growth in the business, including the acquisition and integration of six companies, selling the company to Danone, generating continued profit improvements, and leading the development and strengthening of its finance, accounting and IT functions. Prior to joining WhiteWave, Mr. Christenson was Chief Financial Officer and Vice President of Oberto Brands from 2011 to June 2013 and was responsible for the finance, accounting, IT, procurement and risk management functions. Before that he spent 14 years at Kraft Foods, Inc. in several financial leadership roles of expanding responsibility across several business units and functions, as well as a number of corporate roles. He spent the first seven years of his career in public accounting, mostly at KPMG. Mr. Christenson holds a Master of Business Administration in Finance from Northeastern University and Bachelor of Science in Accounting from Providence College. We believe Mr. Christenson is qualified to serve on the Company’s Board due to his years of experience as a CFO.

Class III Directors — Terms Expiring 2024

Ted Casey (Age 52). Since the consummation of the Business Combination, Ted Casey has served as the Chairman of the Company’s Board. Mr. Casey was a co-founder of Stryve and served as the Chairman of its board. Mr. Casey founded and served as the CEO of Dymatize from 1993 to 2014 until its sale to Post Holdings in 2014. Mr. Casey has served as the CEO and Founder of DryBev Inc., a manufacturer of branded and private label nutritional supplements, since July 2011. He also serves as a member of the Board of Directors of Emerge Clinical Solutions LLC, a cloud based SaaS software for medical provider networks since May 2017, and Dynamic Pharmaceuticals Inc., a private label pharmaceutical manufacturing company since October 2005. Mr. Casey holds a BA from Tulane University. We believe Mr. Casey is qualified to serve on the Company’s Board due to his in-depth experience as a founder of Stryve and his prior experience founding and working with other vertically-integrated nutrition companies.

Joe Oblas (Age 49). Since the consummation of the Business Combination, Joe Oblas has served as a Chief Executive Officer (becoming sole CEO in November 2021) and a Director of the Company. Mr. Oblas is Stryve’s co-founder and served as its co-Chief Executive Officer and a manager from November 2017 until the Business Combination. Prior to founding Stryve, Mr. Oblas was the co-founder, Chief Operating Officer and director of ProSupps USA, a successful sports nutrition brand, from November 2007 until December 2016. Prior to that time, he also co-founded Juice Stop, a smoothie company. We believe Mr. Oblas is qualified to serve on the Company’s Board because he co-founded Stryve and his expertise and years of success developing successful nutritional brands.

CORPORATE GOVERNANCE

Board Composition

The Company’s business affairs is managed under the direction of the Board. Subject to the terms of the Charter and Bylaws, the number of directors will be fixed by the Company’s Board. The Company’s Board currently consists of eight members, divided into three classes of staggered three-year terms. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Company’s Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Company’s Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Board Leadership Structure and Role in Risk Oversight

The Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. The Company’s audit committee is also responsible for discussing the Company’s policies with respect to risk assessment and risk management. The Board believes its administration of its risk oversight function has not negatively affected the Company Board’s leadership structure.

Because we have a Chairman of the Board that is not independent, our independent directors have designated Robert Ramsey to serve as the Lead Independent Director to further strengthen our governance structure. The Lead Independent Director is responsible for coordinating the activities of the independent directors, calling for meetings or sessions of the independent directors, presiding at executive sessions and coordinating the agenda for such sessions with at least two such meetings being held annually, facilitating communications and functioning as principal liaison on Board-wide issues between independent directors and the Chairman of the Board, and when necessary, recommending the retention of outside advisors and consultants who report directly to Board.

Number of Meetings of the Board of Directors

The Board held a total of four meetings during 2021. Directors are expected to attend Board meetings and to spend time needed to meet as frequently as necessary to properly discharge their responsibilities. Each director attended at least 75% of the aggregate number of meetings of the Board and committees on which he or she served that were held during 2021 and while he or she was a member of the Board or such committee, as appropriate. We do not have a formal policy requiring directors to attend annual meetings of stockholders, however we expect our directors will attend.

Director Independence

The Board currently consists of eight members, six of whom qualify as independent within the meaning of the independent director guidelines of the Nasdaq Capital Market (Nasdaq). Joe Oblas and Ted Casey are not considered independent.

The Company’s Class A Common Stock is listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 of the Exchange Act and the rules of Nasdaq. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of Nasdaq.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of Nasdaq, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Board has undertaken a review of the independence of each director and considered whether each director has a material relationship that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, Kevin Vivian, Robert Ramsey, Charles Vogt, Gregory S. Christenson, B. Luke Weil and Mauricio Orellana are considered “independent directors” as defined under the listing requirements and rules of Nasdaq and the applicable rules of the Exchange Act.

Board Diversity

While the Board does not have a specific policy regarding diversity among directors, the Board recognizes the benefits of a diverse board and believes that any evaluation of potential director candidates should consider diversity as to gender, racial and ethnic background, age, cultural background, education, viewpoint and personal and professional experiences. The following is our Board Diversity Matrix as of April 15, 2022:

Board Diversity Matrix (as of April 15, 2022)
Total Number of Directors	Eight (8)

	Female	Male
Part I: Gender Identity
Directors	0	8
Part II: Demographic Background
Hispanic or Latinx	0	1
White	0	7
LGBTQ+	0

Stockholder Communications

Stockholders may send communications to our directors as a group or individually, by writing to those individuals or the group: c/o the Secretary, 5801 Tennyson Parkway, Suite 275, Plano TX 75024. The Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or our business to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

Committees of the Board of Directors

The Company Board has an audit committee, compensation committee and nominating and corporate governance committee. All of the committees comply with all applicable requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations as further described below. The responsibilities of each of the committees of the Company’s Board is described below. Members serve on these committees until their resignation or until as otherwise determined by the Board.

Audit Committee

The Company’s audit committee is responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing the Company’s independent registered public accounting firm;

•	discussing with the Company’s independent registered public accounting firm their independence from management;

•	reviewing, with the Company’s independent registered public accounting firm, the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the quarterly and annual financial statements that we with the SEC;

•	overseeing the Company’s financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing the Company’s policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The Company’s audit committee consists of Mauricio Orellana, Gregory S. Christenson, Robert Ramsey and Kevin Vivian, with Mauricio Orellana serving as chair. The parties have affirmatively determined that each member of the audit committee qualifies as independent under Nasdaq rules applicable to board members generally and under Nasdaq rules and Exchange Act Rule 10A-3 specific to audit committee members. All members of the Company’s audit committee meet the requirements for financial literacy under the applicable Nasdaq rules. In addition, the parties also believe that Mr. Christenson and Mr. Ramsey each qualify as an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K. The Board has adopted a written charter for the audit committee, which is available on the Company’s corporate website at www.stryve.com. The information on any of the Company’s websites is deemed not to be incorporated in this proxy statement or to be part of this proxy statement.

During the fiscal year ended December 31, 2021, our audit committee met two times.

Compensation Committee

The Company’s compensation committee is responsible for, among other things:

•

reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving the compensation of the Company’s Chief Executive Officer, and the Chief Executive Officer may not be present during voting or deliberations on his or her compensation;

•	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to the Board regarding the compensation of the Company’s other executive officers;

•	reviewing and approving or making recommendations to the Board regarding the Company’s incentive compensation and equity-based plans, policies and programs;

•	reviewing and approving all employment agreement and severance arrangements for the Company’s executive officers;

•	making recommendations to the Board regarding the compensation of the Company’s directors; and

•	retaining and overseeing any compensation consultants.

The Company’s compensation committee consists of Robert Ramsey, Gregory S. Christenson, Charles Vogt, Kevin Vivian and Luke Weil, with Kevin Vivian serving as chair. The parties have affirmatively determined that each member qualifies as independent under Nasdaq rules and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. The Board has adopted a written charter for the compensation committee, which is available on the Company’s corporate website at www.stryve.com. The information on any of the Company’s websites is deemed not to be incorporated in this proxy statement or to be part of this proxy statement.

During the fiscal year ended December 31, 2021, our compensation committee met three times.

Nominating and Corporate Governance Committee

The Company’s nominating and corporate governance committee is responsible for, among other things:

•	identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;

•	overseeing succession planning for the Company’s Chief Executive Officer and other executive officers;

•	periodically reviewing the Company Board’s leadership structure and recommending any proposed changes to the Board;

•	overseeing an annual evaluation of the effectiveness of the Board and its committees; and

•	developing and recommending to the Board a set of corporate governance guidelines.

The Company’s nominating and corporate governance committee consists of Charles Vogt, Robert Ramsey and Luke Weil, with Robert Ramsey serving as chair. The parties have affirmatively determined that each member qualifies as independent under Nasdaq rules. The Board has adopted a written charter for the nominating and corporate governance committee, which is available on the Company’s corporate website at www.stryve.com. The information on any of the Company’s websites is deemed not to be incorporated in this proxy statement or to be part of this proxy statement.

During the fiscal year ended December 31, 2021, our nominating and corporate governance committee met two times.

SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act (“Section 16(a)”) requires our officers, directors and persons who own more than 10% of our Class A common stock to file reports of ownership and changes in ownership with the SEC. These officers, directors and persons who own more than 10% of our Class A common stock are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of copies of Forms 3, 4 or 5 filed by the Company on behalf of its directors and officers or otherwise provided to the Company, the Company believes that its officers, directors and persons who own more than 10% of our Class A common stock complied with all applicable Section 16(a) filing requirements during 2021.

ANTI-HEDGING AND INSIDER TRADING POLICY

Our directors, executive officers and employees are required to comply with the Stryve Foods, Inc. Policy on Insider Trading (our “Insider Trading Policy”) and may not use any strategies or products (such as derivative securities or short-selling techniques) to hedge against the potential decrease of any of our securities or enter into any form of hedging or monetization transaction involving any of our securities.

DIRECTOR COMPENSATION FOR 2021

In 2020, no director received cash, equity or other non-equity compensation for service on the Board. Following the Business Combination, in 2021, the compensation committee of the Board approved the 2021 compensation program for its non-employee directors, consisting of an annual cash retainer of $15,000 payable quarterly and 4,000 restricted shares of Class A Common Stock, subject to vesting requirements. In addition, members of a committee of the Board receive an additional cash retainer of $15,000 payable quarterly and 1,500 restricted shares of Class A Common Stock, subject to vesting requirements. The Chairman of the Board receive an additional cash retainer of $15,000 and 12,500 restricted shares of Class A Common Stock, subject to vesting requirements. All amounts payable are pro-rated for partial periods served.

For 2022, our compensation committee kept the 2021 non-employee director compensation program in place.

The following table sets forth non-employee director compensation for the year ended December 31, 2021:

Name	Year	Fees Earned or paid in cash	Stock Awards (1)	All Other Compensation	Total
Ted Casey	2021	$13,451	$47,273	$—	$60,724

Kevin Vivian	2021	$20,177	$20,055	$—	$40,232

B. Luke Weil	2021	$20,177	$20,055	$—	$40,232

Mauricio Orellana	2021	$20,177	$20,055	$—	$40,232

Robert “Bo” D. Ramsey III	2021	$26,902	$24,353	$—	$51,255

Gregory S. Christenson	2021	$9,660	$8,236	$—	$17,896

Charles D. Vogt	2021	$6,440	$6,472	$—	$12,912

(1)	Amount represents the grant date fair value calculated pursuant to ASC Topic 718.

EXECUTIVE OFFICERS

Certain information regarding our executive officers is provided below as of April 15, 2022:

Name	Age	Position
Joe Oblas	49	Chief Executive Officer and Director
R. Alex Hawkins	36	Chief Financial Officer

For information with respect to Mr. Oblas, please see the information about the members of our Board on the preceding pages. There are no family relationships among our directors or executive officers.

R. Alex Hawkins. Since the consummation of the Business Combination, Alex Hawkins has served as Chief Financial Officer of the Company. Before the Business Combination, Mr. Hawkins served as Stryve’s Chief Operating Officer since October 2019 and for a limited time following the Business Combination and its Interim Chief Financial Officer from October 2020 until February 2021. Prior to such time, Mr. Hawkins served as a Principal at Rosewood Private Investments, the private equity division of Rosewood Corporation, from 2012 through 2019. Mr. Hawkins worked in J.P. Morgan’s Private Bank from 2010 through 2012 and before then worked for APQC from 2008 to 2010. Mr. Hawkins holds a BBA in Finance with a minor in Economics and specialization in International Business from Texas A&M University and is a CFA Charterholder.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for Stryve’s executive officers who are named in the “Summary Compensation Table” below. In fiscal year 2021, Stryve’s “named executive officers” and their positions were as follows:

•	Joe Oblas, Chief Executive Officer;

•	Jaxie Alt, Former Co-Chief Executive Officer and Chief Marketing Officer; and

•	Alex Hawkins, Chief Financial Officer.

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Joe Oblas	2021	195,228	—	1,146,000	21,261	(2)	1,362,489
Chief Executive Officer	2020	145,000	—	—	16,173	(2)	161,173

Jaxie Alt	2021	211,910	—	1,146,000	35		1,357,945
Former Chief Executive Officer and Chief Marketing Officer	2020	225,000	—	—	428		225,428

Alex Hawkins	2021	205,917	152,000	756,000	6,634		1,120,551
Chief Financial Officer	2020	190,000	95,000	—	5,138		290,138

(1)	Amount represents the grant date fair value calculated pursuant to ASC Topic 718.
(2)	Amount includes health, dental, vision and life insurance premiums and gym membership reimbursements.

Narrative Disclosure to Summary Compensation Table

Base Salaries

The named executive officers receive their respective base salaries to compensate them for services rendered to Stryve. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

The 2020 base salaries for Joe Oblas and Alex Hawkins were $145,000 and $190,000, respectively. The base salary for Joe Oblas was increased from $120,000 in 2019 to $145,000 in 2020 to better reflect his role and tenure within the organization. The base salary for Alex Hawkins did not change between 2019 and 2020.

Stryve entered into a new employment agreement with each of Mr. Oblas and Mr. Hawkins during March 2021 that became effective immediately following the closing of the Business Combination which sets forth the terms and conditions of their respective service. Under the terms of Mr. Oblas’s employment agreement, he is entitled to receive an annual base salary of at least $250,000. Under the terms of Mr. Hawkins’s employment agreement, he is entitled to receive an annual base salary of at least $225,000.

Cash Bonus

Under the terms of Mr. Oblas’s employment agreement, he is entitled to receive an annual base salary of at least $250,000 and an annual cash performance-based bonus with a target of 100% of base salary based on the achievement of certain performance objectives as determined by the Company’s Board. Up to 25% of the bonus actually earned may be paid in restricted shares of the Company’s Class A Common Stock.

Under the terms of Mr. Hawkins’s employment agreement, he is entitled to receive an annual base salary of at least $225,000 and an annual cash performance-based bonus with a target of 100% of base salary based on the achievement of certain performance objectives as determined by the Company’s Board. Up to 25% of the bonus actually earned may be paid in restricted shares of the Company’s Class A Common Stock.

Equity Compensation

Under the terms of their new employment agreements, Mr. Oblas and Mr. Hawkins were awarded a grant of restricted shares of Class A shares of common stock in the Company from the Incentive Plan (described below) in the amount of 200,000 and 100,000, respectively. In addition, in December 2021, Mr. Hawkins was awarded a grant of 50,000 restricted shares of Class A Common Stock from the Incentive Plan. All such awards are subject to time-based vesting subject to the executive’s continued employment on the applicable vesting date, with the awards vesting quarterly over a four-year period. Each executive is also eligible, subject to approval by the Company Board, to receive annual grants of 25,000 restricted shares of Class A Common Stock, subject to vesting over a three-year period.

Notwithstanding any of the foregoing, all the restricted shares shall automatically accelerate upon a change in control of the Company or a sale of all or substantially all of its assets, subject to the executive’s continued employment on the date of the change in control.

Other Elements of Compensation

401(k) Plan

Stryve currently maintains a 401(k) retirement savings plan for its employees, including named executive officers, who satisfy certain eligibility requirements. Named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan which has a discretionary match feature (which Stryve has not yet provided). Stryve believes that providing a vehicle for tax-deferred retirement savings through Stryve’s 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes Stryve’s employees, including named executive officers, in accordance with its compensation policies.

Employee Benefits and Perquisites

Health/Welfare Plans. All of Stryve’s full-time employees, including named executive officers, are eligible to participate in Stryve’s health and welfare plans, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance; and

•	life insurance.

Stryve believes the perquisites described above are necessary and appropriate to provide a competitive compensation package to its named executive officers.

No Tax Gross-Ups

Stryve has no obligations to make gross-up payments to cover named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by it.

Stryve provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; critical illness insurance; short-and long-term disability insurance; a health savings account; a wellness incentive; and a tax-qualified Section 401(k) plan with a discretionary match feature (but for which no match has yet been provided). Stryve does not maintain any executive-specific benefit or perquisite programs.

Outstanding Equity Awards at 2021 Year End

The following table sets forth information about outstanding equity awards held on December 31, 2021 by Stryve’s named executive officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joe Oblas	—	—	—	—	175,000	(2)	$691,250	—	—

Alex Hawkins	—	—	—	—	137,500	(3)	$543,125	—	—

(1)	Based on a $3.95 closing price of the Class A Common Stock on the Nasdaq Capital Market on December 31, 2021.
(2)

Award of 200,000 shares of restricted Class A Common Stock in October 2021 with 12,500 shares vesting immediately for past service and the remainder of the shares vesting in equal increments of 12,500 shares on each December 31, March 31, June 30 and September 30 thereafter over the next four years, subject to continued service.

(3)

Award of (i) 100,000 shares of restricted Class A Common Stock in October 2021 with 6,250 shares vesting immediately for past service and the remainder of the shares vest in equal increments of 6,250 shares on each December 31, March 31, June 30 and September 30 thereafter over the next four years, subject to continued service and (ii) 50,000 shares of restricted Class A Common Stock in December 2021 with the shares vesting in equal increments of 6,250 shares on each December 31, March 31, June 30 and September 30 over the next four years, subject to continued service.

Agreements with Stryve’s Named Executive Officers and Potential Payments Upon Termination or Change of Control

As a part of the Business Combination, Stryve entered into new executive employee agreements that became effective upon the Closing of the Business Combination. The material terms of the employment agreements are as follows:

Mr. Oblas

Stryve entered into a new employment agreement with Mr. Oblas during March 2021 that became effective immediately following the closing of the Business Combination which sets forth the terms and conditions of his service as Chief Executive Officer. The employment agreement has an initial two year term and automatically renews thereafter for successive one year periods unless either party gives written notice to the other at least ninety (90) days prior to the end of the applicable term.

Under the terms of Mr. Oblas’s new employment agreement, he is entitled to receive an annual base salary of at least $250,000 and an annual cash performance-based bonus with a target of 100% of base salary based on the achievement of certain performance objectives as determined by the Company Board. Up to 25% of the bonus actually earned may be paid in restricted shares of the Company’s Class A Common Stock. Mr. Oblas is eligible for employee benefits and reimbursement of business expenses.

Under the terms of Mr. Oblas’s new employment agreement, he is subject to certain restrictive covenants, including an indefinite confidentiality covenant, a one-year non-compete covenant, and a one-year non-solicit of customers, supplier, employees, contractors, officers and directors covenant.

Mr. Hawkins

Stryve entered into a new employment agreement with Mr. Hawkins during March 2021 that became effective immediately following the closing of the Business Combination which sets forth the terms and conditions of his service. The employment agreement has an initial two year term and automatically renews thereafter for successive one year periods unless either party gives written notice to the other at least ninety (90) days prior to the end of the applicable term.

Under the terms of Mr. Hawkins’s new employment agreement, he is entitled to receive an annual base salary of at least $225,000 and an annual cash performance-based bonus with a target of 100% of base salary based on the achievement of certain performance objectives as determined by the Company Board. Up to 25% of the bonus actually earned may be paid in restricted shares of the Company’s Class A Common Stock. Mr. Hawkins is eligible for employee benefits and reimbursement of business expenses.

Under the terms of Mr. Hawkins’s new employment agreement, he is subject to certain restrictive covenants, including an indefinite confidentiality covenant, a one-year non-compete covenant, and a one-year non-solicit of customers, supplier, employees, contractors, officers and directors covenant.

Severance Compensation

Pursuant to the terms of the new employment agreements for Mr. Oblas and Mr. Hawkins, in the event of a termination of the executive’s employment by the Company without “Cause” (as defined in the agreements), by the executive for “Good Reason,” (as defined in the agreements), by a non-renewal by the Company, or by the executive’s death or disability, the executive is entitled to receive the following payments and benefits (conditioned upon the executive’s execution of a release in favor of the Company), an amount equal to 12 months of the executive’s base salary, paid out over a 12-month period pursuant to the Company’s normal payroll schedule.

In the event of any termination of employment, Mr. Oblas and Mr. Hawkins are entitled to a lump sum equal to any earned but unpaid base salary and vested and accrued employee benefits, if any, to which the executive is entitled under employee benefit plans.

Stryve Foods, Inc. 2021 Omnibus Incentive Plan

The Incentive Plan allows the Company to grant stock options, restricted stock unit awards and other awards at levels determined appropriate by its board of directors and/or compensation committee. The Incentive Plan also allows the Company to use a broad array of equity incentives and performance cash incentives in order to secure and retain the services of its employees, directors and consultants, and to provide long-term incentives that align the interests of its employees, directors and consultants with the interests of its stockholders. The Incentive Plan is administered by the compensation committee.

The Company has reserved a total of 2,564,960 shares of Class A Common Stock for issuance pursuant to the Incentive Plan. The number of shares reserved for issuance under the Incentive Plan will be reduced on the date of the grant of any award by the maximum number of shares, if any, with respect to which such award is granted. However, an award that may be settled solely in cash will not deplete the Incentive Plan’s share reserve at the time the award is granted. If (a) an award expires, is canceled, or terminates without issuance of shares or is settled in cash, (b) the Administrator determines that the shares granted under an award will not be issuable because the conditions for issuance will not be satisfied, (c) shares are forfeited under an award, (d) shares are issued under any award and the Company reacquires them pursuant to its reserved rights upon the issuance of the shares, (e) shares are tendered or withheld in payment of the exercise price of an option or as a result of the net settlement of outstanding stock appreciation rights or (f) shares are tendered or withheld to satisfy federal, state or local tax withholding obligations, then those shares are added back to the reserve and may again be used for new awards under the Incentive Plan. However, shares added back to the reserve pursuant to clauses (d), (e) or (f) in the preceding sentence may not be issued pursuant to incentive stock options.

Compensation Policies and Practices and Risk Management

The compensation committee considers, in establishing and reviewing our compensation philosophy and programs, whether such programs encourage unnecessary or excessive risk taking. Base salaries are fixed in amount and consequently the compensation committee does not see them as encouraging risk taking. We also provide NEOs with equity awards to help further align their interests with our interests and those of our stockholders. The compensation committee believes that these awards do not encourage unnecessary or excessive risk taking since the awards are generally provided at the beginning of an employee’s tenure or at various intervals to award achievements or provide additional incentive to build long-term value and are subject to vesting schedules to help ensure that executives have significant value tied to our long-term corporate success and performance.

The compensation committee believes that our compensation philosophy and programs will encourage employees to strive to achieve both short-and long-term goals that are important to our success and building stockholder’s value, without promoting unnecessary or excessive risk taking. The compensation committee has concluded that our compensation philosophy and practices are not reasonably likely to have a material adverse effect on us.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, no member of our compensation committee served as one of our employees. No member of our compensation committee entered into a related party transaction with us during fiscal year 2020.

No interlocking relationships exist between our Board or our compensation committee and the board of directors or the compensation committee of any other entity. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our compensation committee.

Compensation Committee Report

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our compensation committee’s review and discussions with management, our compensation committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Kevin Vivian (Chair)

Robert Ramsey

Gregory S. Christenson

Charles Vogt

Luke Weil

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policy

The Board has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. Specifically, pursuant to the Company’s audit committee charter, the audit committee has the responsibility to review related party transactions.

A “related person transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of the Company’s directors;

•	any person who is known by the Company to be the beneficial owner of more than 5% of the Company’s voting shares;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Company’s voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Company’s voting shares; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Related Party Transactions

Stryve Related Party Transactions

Unit Forfeiture and Cancellation Agreements. During July 2020, Stryve entered into a unit forfeiture and cancellation agreement with each of Gabe Carimi, Joe Oblas and Ted Casey. The agreements provided for each of Messrs. Carimi, Oblas and Casey to forfeit all of their respective Stryve Class B Units in exchange for the issuance of a promissory note to each individual. The promissory notes issued to each of Gabe Carimi and Joe Oblas were in the principal amount of $400,000 and the promissory note issued to Ted Casey was in the principal amount of $700,000. The promissory notes were balloon promissory notes that accrued interest at 3.0% per annum with all interest and principal due on the maturity date of July 28, 2024. In addition, Alex Hawkins entered into a promissory note with Stryve on January 1, 2020 to borrow $150,000 in principal on the same terms as the notes issued to Messrs. Carimi, Oblas and Casey. Each of Messrs. Carimi, Oblas, Casey and Hawkins used the proceeds from the promissory notes with Stryve to purchase an equal amount in principal of convertible promissory notes from Stryve, which convertible notes accrued interest at 6.0% per annum and were convertible into equity of Stryve (the “Related Party Convertible Notes”).

Series 3 Preferred Units. Mr. Casey previously purchased $675,000 of Series 3 Preferred Units from Stryve in August 2020 for a discounted purchase price of $600,000. The Series 3 Preferred Units (which became Series 3 Preferred Units of Seller pursuant to a reorganization via merger of Stryve (the “Merger”)), will participate in any distribution of Class B Units of Holdings and shares of Class V Common Stock, made by Seller to its members. In addition, on December 31, 2020, Stryve entered into a note cancellation and exchange agreement with each of Gabe Carimi and Joe Oblas. The agreements provided for each of Messrs. Carimi and Oblas to convert all of the principal and accrued interest from outstanding cash advances made by each individual from time to time to Stryve for working capital into Series 3 Preferred Units of Stryve. The outstanding principal for each of the shareholder loans for Messrs. Carimi and Oblas was $1,450,000 ($1,704,964 with accrued interest) and $422,068 ($551,143 with accrued interest), respectively. The outstanding principal and interest on these loans were converted into Series 3 Preferred Units of Stryve (which became Series 3 Preferred Units of Seller pursuant to the Merger).

Convertible Promissory Notes. In addition to the convertible notes described above under “Unit Forfeiture and Cancellation Agreements,” Stryve issued the following convertible promissory notes with related parties:

•

Greg Bohlen, a former director of Stryve Foods, LLC, purchased a $500,000 convertible promissory note on November 14, 2019, which convertible note accrued interest at 6.0% per annum and was convertible into equity of Seller.

•

Ted Casey, a director of Stryve, purchased a $500,000 convertible promissory note on August 19, 2019, which convertible note accrued interest at 6.0% per annum and was convertible into equity of Stryve, purchased two $250,000 convertible promissory notes on October 30, 2019 through trusts, which convertible notes accrued interest at 6.0% per annum and were convertible into equity of Stryve and purchased a $100,000 convertible promissory note on May 1, 2020, which convertible note accrued interest at 6.0% per annum and was convertible into equity of Stryve.

•

On January 13, 2021, the Company entered into a note payable agreement with a principal balance of $1,600,000 (the “Member Note Payable”) with Ted Casey. The Member Note Payable bore interest at 6% per annum. Principal and accrued interest of the Member Note Payable was exchanged for participation an unsecured bridge note financing (the “Bridge Notes”) on January 28, 2021. The Company then entered into an additional Bridge Note with a principal balance of $190,000 on January 28, 2021 with Ted Casey. The Bridge Notes were satisfied in full by the Company in exchange for Class A Common Stock upon the consummation of the Business Combination on July 20, 2021.

Upon the closing of the Business Combination, all principal and accrued interest under each of the convertible promissory notes (including the Related Party Convertible Notes) was converted into newly issued Series 3 Preferred Unit of Seller, which Series 3 Preferred Units will participate in any distribution of Class B Units of Holdings and shares of Class V Common Stock, made by Seller to its members, under the terms of Seller’s limited liability company agreement.

January 2020 Promissory Note. Stryve and Lee Dunlap, a former director of Stryve, entered into an unsecured promissory note in January 2020 whereby Stryve borrowed $250,000 at an interest rate of 16% per year with accrued interest payable monthly and the principal payable on the date of maturing The balance as of December 31, 2020 was $250,000, which was repaid in full.).

Guaranties. Except as noted below, Messrs. Carimi, Casey and Oblas each previously executed unconditional personal guarantees with respect to all principal, interest and other fees and costs under several of Stryve’s prior loan facilities, which have all been repaid in full, as detailed below:

•	$10.98 million of borrowings with Origin Bank (the “Origin Bank Borrowings”);

•	$4.5 million bridge loan with Van Maren Financial;

•	$2.5 million bridge loan with Montgomery Capital Partners III, LP; and

•	$2.7 million side-car bridge loan with individuals of Montgomery Capital Partners III, LP.

Mr. Casey did not personally guaranty certain obligations under the Origin Bank Borrowings related to Braaitime and Biltong USA acquisitions.

Management Agreement. On June 1, 2018, Stryve entered into a Management Agreement with Meaningful Partners, LLC (“MP”). Jacob Capps, a former director of Stryve and a current director of Seller, is a founding member of MP. The Management Agreement provided for MP to provide Stryve with financial related services for $10,000 per month. Stryve owed MP approximately $225,216 under the Management Agreement as of the closing of the Business Combination, which amount was paid in full after the closing (at which point the Management Agreement automatically terminated).

Sale and Leaseback. On June 4, 2021, Stryve consummated the Sale and Leaseback Transaction for its manufacturing facility in Madill, Oklahoma with an entity controlled by Ted Casey, a director of Stryve. The Sale and Leaseback Transaction was consummated for a total purchase price of $7,500 thousand, which provided Stryve with net proceeds (after transaction related costs) of approximately $7,343 thousand. In connection with the consummation of the Sale and Leaseback Transaction, Stryve entered into a Lease Agreement pursuant to which Stryve leased back the facility for an initial term of twelve (12) years, unless earlier terminated or extended in accordance with the terms of the Lease Agreement. Under the Lease Agreement, Stryve’s financial obligations include base rent of approximately $60,000 per month, which rent will increase on an annual basis at two percent (2%) over the initial term and two-and-a-half percent (2.5%) during any extension term. Stryve is also responsible for all monthly expenses related to the leased facility, including insurance premiums, taxes and other expenses, such as utilities. As a result of the Sale and Leaseback Transaction, Mr. Casey is not considered an independent director.

Employment Arrangements. Stryve has entered into employment agreements with its executive officers. See “Stryve’s Executive Compensation—Agreements with Stryve’s Named Executive Officers and Potential Payments Upon Termination or Change of Control.”

Other. During the year ended December 31, 2021, the Company purchased approximately $258,401 in goods from an entity controlled by Ted Casey (the “Related Party Manufacturer”). The balance owed to the Related Party Manufacturer at December 31, 2021 was $70,482. The Company did not purchase goods from the Related Party Manufacturer in prior periods.

Andina Related Party Transactions

In July and August 2016, Andina issued an aggregate of 2,875,000 ordinary shares to B. Luke Weil for $25,000 in cash, at a purchase price of approximately $0.009 share. Mr. Weil thereafter subsequently transferred certain shares to other initial shareholders, including the underwriters in Andina’s initial public offering (IPO), at the same price originally paid for such shares. Simultaneously with the IPO, the underwriters partially exercised their over-allotment option for 800,000 of the total possible 1,500,000 additional units. Because the underwriters’ exercised the over-allotment option in part, Andina’s initial shareholders forfeited an aggregate of 175,000 shares.

In January 2019, certain of Andina’s initial shareholders, including the underwriters in Andina’s IPO, purchased an aggregate of 395,000 private units at $10.00 per unit (for a total purchase price of $3,950,000) in a private placement closed simultaneously with the closing of Andina’s IPO. The private units were identical to the units sold in Andina’s IPO, except that the warrants underlying the private units were non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial shareholders or their permitted transferees. The purchasers of the private units agreed (A) to vote the ordinary shares underlying the private units in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to Andina’s amended and restated memorandum and articles of association with respect to Andina’s pre-business combination activities prior to the consummation of such a business combination unless Andina provided public shareholders with the opportunity to convert their shares in connection with any such vote, (C) not to convert any ordinary shares underlying the private units for cash from the trust account in connection with a shareholder vote to approve a proposed initial business combination or a vote to amend the provisions of Andina’s amended and restated memorandum and articles of association relating to shareholders’ rights or pre-business combination activity, and (D) that the ordinary shares underlying the private units shall not participate in any liquidating distribution from the trust account upon winding up if a business combination is not consummated. The purchasers of private units have also agreed not to transfer, assign or sell any of the private units or underlying securities (except to certain permitted transferees) until the completion of Andina’s initial business combination.

Prior to the consummation of Andina’s IPO, B. Luke Weil, the Chairman of Andina’s Board, loaned Andina an aggregate of $34,259, which were used for a portion of the expenses of Andina’s IPO. The loans were fully repaid upon the closing of Andina’s IPO.

On January 28, 2021, Andina entered into forfeiture agreements (the “Insider Forfeiture Agreement”) with each insider pursuant to which the insiders agreed to, among other things, cancel certain shares, rights and warrants held by such Insider, effective as of the closing of the Business Combination, to amend the escrow agreement pursuant to which insider shares are held in escrow and to extend the lock-up period for their shares. On January 28, 2019, Andina entered into (i) an escrow agreement (the “Insider Escrow Agreement”) with the insiders and its transfer agent (the “Transfer Agent”), as escrow agent, to lock-up certain shares effective as of the closing of the Business Combination and (ii) a registration rights agreement granting the insiders certain registration rights.

Andina entered into a letter agreement with a member of Andina’s board that provides for a success fee to be paid to such director upon consummation of a Business Combination with a target business introduced to Andina by such director in an amount equal to 0.6% of the total consideration paid by Andina in the transaction, subject to certain minimum and maximum amounts set forth in the agreement. This letter agreement did not apply to the Business Combination.

Andina previously engaged each of the joint book-running managers for Andina’s IPO to assist Andina in connection with Andina’s initial business combination. Andina paid them each of them a cash fee for such services upon the consummation of Andina’s initial business combination in an aggregate amount equal to 3% of the total gross proceeds raised in Andina’s IPO.

PROPOSAL NO. 2

THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022

The audit committee has appointed Marcum LLP as our independent registered certified public accounting firm for fiscal year 2022 and has further directed that the selection of Marcum LLP be submitted to a vote of stockholders at the annual meeting for ratification.

In selecting Marcum LLP to be our independent registered public accounting firm for 2022, our audit committee considered the results from its review of Marcum LLP’s independence, including (i) all relationships between Marcum LLP and our Company and any disclosed relationships or services that may impact Marcum LLP’s objectivity and independence; (ii) Marcum LLP’s performance and qualification as an independent registered public accounting firm; and (iii) the fact that the Marcum LLP engagement audit partner is rotated on a regular basis as required by applicable laws and regulations.

Our audit committee charter does not require that our stockholders ratify the selection of Marcum LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our stockholders do not ratify the selection, our audit committee may reconsider whether to retain Marcum LLP, but still may retain the firm. Even if the selection is ratified, our audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Representatives of Marcum LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board of Directors recommends a vote FOR the ratification of the appointment of Marcum LLP as our independent registered certified public accounting firm for the fiscal year 2022. If the appointment is not ratified, our audit committee will consider whether it should select another independent registered certified public accounting firm.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table provides information relating to the fees billed or reasonably expected to be billed to us by Marcum LLP for the years ended December 31, 2021 and 2021:

	2021	2020
Audit fees (1)	$329,585	$223,200
Audit-related fees (2)	$109,766	$74,340
Tax fees	$—	$—
All other fees	$—	$—

(1)

Audit fees consists of fees for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of our condensed financial information included in our quarterly filings on Form 10-Q, including all services required to comply with the standards of the Public Company Accounting Oversight Board (United States).

(2)	Audit-related fees include fees billed for services related to registration statements and filings with the SEC in 2021 and 2020.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The audit committee, in accordance with its charter, must pre-approve all non-audit services provided by our independent registered public accountants. The audit committee generally pre-approves specified services in the defined categories of audit services, audit related services and tax services up to specified amounts. Pre-approval may also be given as part of our audit committee’s approval of the scope of the engagement of the independent registered public accountants or on an individual, explicit case-by-case basis before the independent auditor is engaged to provide each service.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The audit committee discussed with management the quality and acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The audit committee also reviewed our consolidated financial statements for fiscal year 2021 with Marcum LLP, our independent auditors for fiscal year 2021, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The audit committee has discussed with Marcum LLP the matters required to be discussed by PCAOB Auditing Standard No. 16.

The audit committee has received the written disclosures and the letter from Marcum LLP mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence and has discussed with Marcum LLP its independence and has considered whether the provision of non-audit services provided by Marcum LLP is compatible with maintaining Marcum LLP’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission. The audit committee has selected Marcum LLP as our independent auditor for 2022.

This report is submitted by the members of the audit committee of the Board:

Mauricio Orellana (Chair)

Gregory S. Christenson

Robert Ramsey

Kevin Vivian

STOCKHOLDER PROPOSALS FOR THE 2023 MEETING

Our bylaws provide that, for matters to be properly brought before an annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board, (ii) otherwise brought before the annual meeting by or at the direction of the Board, or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must be a stockholder of record entitled to vote at the annual meeting and have given timely notice thereof in writing to our Secretary in the manner described in our bylaws.

Stockholder proposals intended for inclusion in our proxy statement relating to the next annual meeting in 2023 must be received by us no later than January 2, 2023. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

Notice to us of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 also will be considered untimely if received at our principal executive offices other than during the time period set forth below and will not be placed on the agenda for the meeting. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Secretary at 5801 Tennyson Parkway, Suite 275, Plano, TX 75024. To be timely, a stockholder’s notice shall be delivered to, or made and received by, the Secretary at our principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the annual meeting; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting or (B) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.

OTHER MATTERS

The Board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. However, if any other matter properly comes before the annual meeting or any adjournment of the meeting, it is the intention of the persons named in the proxy solicited by the Board to vote the shares represented by them in accordance with their best judgment.

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Stryve Foods, Inc.
Annual Meeting of Stockholders
For Stockholders of record as of April 25, 2022
[Graphic Appears Here]
TIME: Friday, June 24, 2022 10:00 AM, Central Time
PLACE: Annual meeting to be held live via the Internet
Please visit www.proxydocs.com/SNAX for more details.
This proxy is being solicited on behalf of the Board of Directors
The undersigned hereby appoints R. Alex Hawkins and Carolyn Short (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Class A and Class V common stock of Stryve Foods, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND FOR PROPOSAL 2. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

2022 ANNUAL MEETING OF STOCKHOLDERS
Please make your marks like this: X
THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ON PROPOSALS 1 AND 2
BOARD OF
DIRECTORS
PROPOSAL
YOUR VOTE
RECOMMENDS
1.
Election of Directors
FOR
WITHHOLD
1.01 Kevin Vivian
FOR
#P2#
#P2#
1.02 Robert Ramsey
FOR
#P3#
#P3#
1.03 Charles Vogt
FOR
#P4#
#P4#
FOR
AGAINST ABSTAIN
2.
To ratify the appointment of Marcum LLP as our independent registered certified public
FOR
accounting firm for fiscal year 2022.
#P5#
#P5#
#P5#
3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment(s) and postponement(s) thereof.
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